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                                                                      EXHIBIT 21



                        ORTHOMETRIX MEDICAL SYSTEMS INC.
                                  SUBSIDIARIES




Name of Subsidiary                          State of Incorporation
------------------                          ----------------------
Orthometrix Corporation                     Wisconsin

IMRO Medical Systems, Inc.                  Delaware

Dove Medical Systems, Inc.                  Delaware